NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC ANNOUNCES THE ADDITION OF PETER B. McNITT TO THE BOARD OF DIRECTORS

CHICAGO – January 31, 2019 – Old Republic International Corporation (NYSE: ORI) today announced that Peter B. McNitt (64) will be joining its Board of Directors. In making the announcement, AI Zucaro, Chairman and Chief Executive Officer, noted that "Our Company will benefit greatly from his long and distinguished career at BMO Harris Bank, N.A. and its predecessor Chicago-based bank. He joins our Board following his recent retirement as Vice Chair of this highly regarded financial institution. During his 42 years-long career there, he had a wide range of responsibilities focused on the delivery of the full breadth of wealth, and commercial and investment banking services to customers. The long-term experience and deep knowledge so gained will harmonize extremely well with our Board's governance objectives in the service of all of Old Republic's key stakeholders. We are most grateful and pleased with Peter McNitt’s decision to continue his professional career in a different way, and for joining us to help ensure our Company's continued success as an independent insurance enterprise managed for the long run."

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance enterprises. It is a member of the Fortune 500 listing of America’s largest companies. Its most recent financial statements reflect consolidated assets of approximately $19.32 billion and common shareholders’ equity of $5.14 billion, or $17.23 per share. Its current stock market valuation is approximately $6.07 billion, or $20.05 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic's business requires that it be managed for the long run. For the 25 years ended in 2018, the Company's total market return, with dividends reinvested, has grown at a compounded annual rate of 9.9% per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.1% annual compound rate. During those years, Old Republic's shareholders' equity account, inclusive of cash dividends, has risen at an average annual rate of 8.9%per share, and the regular cash dividend has grown at an 8.5%annual compound rate.

According to the most recent edition of Mergent's Dividend Achievers, Old Republic is one of just 100 qualifying companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth. Moreover, Old Republic has paid a cash dividend without interruption since the World War II year of 1942 (77 years), and it has raised the annual cash dividend pay-out for each of the past 37 years.

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Investor Relations
Old Republic International Corporation
307 North Michigan Avenue • Chicago, IL 60601
312-346-8100